EXHIBIT 99.1

Martin Midstream Partners to Present at 2004 Master Limited Partnership
Investor Conference on March 2, 2004

     KILGORE, Texas, Febraury 27, 2004 /PRNewswire-FirstCall via COMTEX/ —Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that on March 2, 2004 at 2:40pm Eastern Time Ruben S. Martin, President and Chief Executive Officer of MMLP’s general partner, will make a presentation concerning MMLP’s financial performance, strategy and outlook at the 2004 Master Limited Partnership Investor Conference to be held in New York, New York.

     A copy of the slide presentation to be utilized by Mr. Martin during his presentation, as well as reconciliations of any non-GAAP financial information included therein, will be available on MMLP’s website at www.martinmidstream.com at 2:00pm Eastern Time on March 2, 2004.

     The audio portion of Mr. Martin’s presentation will be webcast live and archived for 30 days thereafter through Martin Midstream Partner’s website at www.martinmidstream.com.

About Martin Midstream Partners

     Martin Midstream Partners provides marine transportation, terminalling, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur, L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on its website at www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin

Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events,or otherwise.

Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.